Exhibit 5.1

March 23, 2015

Surgical Care Affiliates, Inc.

520 Lake Cook Road, Suite 250

Deerfield, Illinois 60015

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), in connection with the registration of 8,050,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to a Registration Statement on Form S-3 (No. 333-202712) (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the sale by the Selling Stockholders identified in the Registration Statement of 7,000,000 shares of Common Stock (the “Firm Shares”), including the sale by certain of the Selling Stockholders identified in the Registration Statement of shares of Common Stock issuable upon the exercise of stock options (the “Stock Option Shares”), and, if exercised, the sale by certain of the Selling Stockholders identified in the Registration Statement of up to 1,050,000 shares of Common Stock subject to an option to purchase additional shares (the “Optional Shares” and, together with the Firm Shares, the “Shares”). This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-3 and Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Commission.

In rendering this opinion letter, we have examined originals or copies of the following documents: (a) the Registration Statement, (b) the Company’s Certificate of Incorporation, as amended, (c) the Company’s Bylaws and (d) relevant resolutions of the board of directors of the Company. In addition, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed necessary for purposes of rendering the opinions expressed below, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

1901 SIXTH AVENUE NORTH, 2400 REGIONS/HARBERT PLAZA, BIRMINGHAM, AL 35203-2618 205.254.1000 FAX 205.254.1999

WWW.MAYNARDCOOPER.COM

Surgical Care Affiliates, Inc.

March 23, 2015

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. The Shares, excluding the Stock Option Shares, have been duly authorized by all necessary corporate action of the Company and are validly issued by the Company and are fully paid and nonassessable.

2. The Stock Option Shares have been duly and validly authorized, and when issued and sold in accordance with the terms set forth in the applicable option agreement pursuant to which such Stock Option Shares are to be issued, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, and we do not express any opinion with respect to the law of any other jurisdiction or to the securities or “blue sky” laws of any jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.